Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners
Regency Energy Partners LP

We consent to the incorporation by reference in the Registration Statement No. 333-141809 on Form S-3 and No. 333-141764 on Form S-4 of Regency Energy Partners LP of our report dated July 2, 2008 with respect to the balance sheets of CDM Resource Management Compression Business as of December 31, 2007 and 2006, and related statements of operations, partners’ equity and cash flows for the years then ended , which report appears in the Form 8-K of Regency Energy Partners LP filed on July 24, 2008.

/s/ KPMG LLP

Dallas, Texas
July 24, 2008